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                                                                         EXHIBIT 12

        SBC COMMUNICATIONS INC.
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
        Dollars In Millions



                                                        YEAR ENDED DECEMBER 31,

                                            1995        1994       1993       1992       1991
        Income Before Income Taxes,
         Extraordinary Loss and Cumulative
         Effect of Changes in Accounting
         Principles*                        $  2,698.2  $ 2,300.0  $ 1,882.9  $ 1,701.2  $ 1,557.0
          Add:  Interest Expense                 515.1      480.2      496.2      530.0      577.7
              1/3 Rental Expense                  45.9       41.8       41.0       45.1       37.5


          Adjusted Earnings                 $  3,259.2  $ 2,822.0  $ 2,420.1  $ 2,276.3  $ 2,172.2


        Total Interest Charges              $    515.1  $   480.2  $   496.2  $   530.0  $   577.7
        1/3 Rental Expense                        45.9       41.8       41.0       45.1       37.5


          Adjusted Fixed Charges            $    561.0  $   522.0  $   537.2  $   575.1  $   615.2


        Ratio of Earnings to Fixed Charges        5.81       5.41       4.51       3.96       3.53


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        *Undistributed earnings on investments accounted for under the equity method have been excluded.

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